Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-263089, 333-253703, 333-236782 and 333-230591) of Lyft, Inc. of our report dated February 28, 2022, except for the effects of the restatement discussed in Note 1A to the consolidated financial statements and the matter discussed in the fourth paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is April 29, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
April 29, 2022